EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Citizens and Farmers Bank, incorporated in Virginia

C&F Mortgage Corporation, incorporated in Virginia

Hometown Settlement Services, LLC, organized in Virginia

Certified Appraisals, LLC, organized in Virginia

C&F Reinsurance, LTD, organized in Turks & Caicos Islands

C&F Title Agency, Inc., incorporated in Virginia

C&F Finance Company (formerly Moore Loans, Inc.), incorporated in Virginia

C&F Investment Services, Inc., incorporated in Virginia

C&F Insurance Services, Inc., incorporated in Virginia